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FOR IMMEDIATE RELEASE                                 CONTACT:

VALHI, INC.                                            BOBBY D. O'BRIEN
THREE LINCOLN CENTRE                                   VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                           (972) 233-1700
DALLAS, TEXAS  75240-2697
(972) 233-1700



                           VALHI REPORTS 1999 RESULTS

         DALLAS, TEXAS . . February 15, 2000 . . Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $47.4 million, or $.41 per diluted share, in 1999 compared to income of $225.8 million, or $1.94 per diluted share, in 1998. Excluding the effect of the non-recurring items discussed in the next paragraph, the Company would have reported income from continuing operations in 1999 of $27.6 million, or $.24 per diluted share, compared to income of $46.1 million, or $.39 per diluted share, in 1998. For the fourth quarter of 1999, the Company reported a loss from continuing operations of $25.0 million, or $.22 per diluted share, compared to income of $10.1 million, or $.09 per diluted share, in the fourth quarter of 1998. Excluding the effect of the non-recurring impairment charge discussed in the next paragraph, the Company would have reported income from continuing operations in the fourth quarter of 1999 of $7.5 million, or $.06 per diluted share.

         The 1999 year-to-date results include (i) a $90 million non-cash income tax benefit ($52 million, or $.45 per diluted share, net of minority interest) recognized by NL Industries and (ii) a fourth quarter non-cash impairment charge of $50 million ($32 million, or $.28 per diluted share, net of income taxes) for an other than temporary decline in the market value of Titanium Metals Corporation ("TIMET"). The 1998 year-to-date results include net gains aggregating $374 million ($180 million, or $1.55 per diluted share, net of income taxes and minority interest).

         Total operating income in the fourth quarter and full year of 1999 decreased compared to the same periods in 1998 as higher component products operating income reported by CompX was more than offset by lower chemicals operating income at NL.

         Chemicals operating income in the fourth quarter of 1999 declined compared to the same period in 1998 due primarily to lower average selling prices for titanium dioxide pigments ("TiO2"), partially offset by higher Ti02 sales and production volumes. For the full year, chemicals operating income declined in 1999 compared to 1998 due primarily to lower Ti02 average selling prices and production volumes, offset in part by higher TiO2 sales volumes. After three consecutive quarters of declining average TiO2 selling prices, NL's average selling prices in the fourth quarter of 1999 increased 1% compared to the third quarter of this year. NL's average TiO2 selling prices in the fourth quarter of 1999 were 3% lower than the fourth quarter of 1998. For the full year, NL's average TiO2 selling prices were 1% lower than 1998. NL's Ti02 sales volumes in the fourth quarter of 1999 increased 21% compared to the fourth quarter of 1998, and increased 5% for the full year of 1999, with strong demand in all major regions. NL's TiO2 production volumes in the fourth quarter of 1999 were 4% higher than the comparable period in 1998, while full-year 1999 production volumes were 5% lower than 1998. NL believes that TiO2 demand in the fourth quarter of 1999 may have reflected a certain amount of customer buying in advance of anticipated price increases, however NL expects its annual Ti02 sales volumes in 2000 will approximate its 1999 volumes. NL stated that it expects to continue to phase-in TiO2 price increases during the first quarter of 2000, and that if demand remains strong, additional price increase announcements are possible later in 2000. As a result of anticipated higher average selling prices for TiO2 and continued focus on controlling costs, NL expects its chemicals operating income in 2000 will be higher than in 1999; the extent of the increase will be determined by the magnitude of realized price increases. The Company's 1998 year-to-date results of operations include sales of $12.7 million and operating income of $2.7 million related to NL's disposed specialty chemicals business unit.

         Component products sales increased in the fourth quarter of 1999 compared to the fourth quarter of 1998 due to increased demand for CompX's office furniture products, market share gains in slide products and the effect of acquisitions. Excluding the effect of acquisitions, and adjusting for one additional week in the fourth quarter of 1998 under CompX's 52- or 53-week fiscal year, component products net sales increased 14% in the fourth quarter of 1999 compared to the same period in 1998, with slide and ergonomic products sales increasing 21% and security products sales increasing 5%. Excluding the effect of acquisitions and adjusting for the additional week in 1998, slide and ergonomic products sales increased 7% for the full year 1999 compared to 1998, and security products sales increased 6%. Component products operating income in 1998 included a $3.3 million first quarter non-recurring pre-tax charge related to certain stock awarded in conjunction with CompX's March 1998 initial public offering.

         Waste Control Specialists reported a lower operating loss in the fourth quarter of 1999 compared to the third quarter of the year for its waste disposal services. The improvement in Waste Control Specialists' results in the last half of the year compared to the first half of the year are due in part to the favorable effect of certain cost control measures implemented.

         The Company commenced reporting equity in earnings of Tremont Corporation in the third quarter of 1998. Tremont directly owns 20% of NL and 39% of TIMET, and Tremont accounts for such interests by the equity method. The Company's equity in losses of Tremont in the fourth quarter of 1999 includes the impairment charge related to TIMET. Equity in losses of Tremont in the fourth quarter of 1999 also includes the impact of special pre-tax charges aggregating $11 million recorded by TIMET related to, among other things, personnel reductions, slow-moving inventories and write-downs associated with TIMET's investments in certain start-up joint ventures. TIMET's operating results in the fourth quarter of 1999 continued to be impacted by lower sales volumes and selling prices caused by lower demand in both its aerospace and industrial markets, and continued production-related problems. In view of the continued weak market conditions, TIMET has targeted further personnel reductions for the first quarter of 2000, and TIMET anticipates recording an additional $10 million restructuring charge in the first quarter to primarily cover termination costs associated with this headcount reduction.

         General corporate interest and dividend income decreased in the fourth quarter and full year of 1999 compared to the same periods in 1998 due primarily to a lower level of funds available for investment. General corporate expenses in the 1998 year-to-date period include a $32 million aggregate charge related to the settlement of two lawsuits. Interest expense declined due primarily to a lower level of outstanding indebtedness.

         Minority interest in after-tax earnings relates principally to NL and CompX. Discontinued operations in 1999 represents additional consideration received by the Company related to the 1997 disposal of the Company's former fast food operations. The extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's belief and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, future supply and demand for the Company's products, the extent of the dependence of certain of the Company's businesses on certain market sectors, the cyclicality of certain of the Company's businesses, the impact of certain long-term contracts with customers and vendors on certain of the Company's businesses, the possibility of labor disruptions, general global economic conditions, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, potential difficulties in integrating completed acquisitions, environmental matters, governmental regulations and possible changes therein, the ultimate resolution of pending litigation and possible future litigation. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

        Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries. The Company's 1999 results are subject to completion of an audit and the filing of its Annual Report on Form 10-K.


                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                    (In millions, except earnings per share)

                                               Three months ended          Years ended
                                                   December 31,            December 31,
                                                 ---------------           ------------
                                                  1998      1999        1998        1999
                                                  ----      ----        ----        ----
Net sales
  Chemicals ................................   $  208.9  $  231.6    $  907.3    $  908.4
  Component products .......................       41.6      59.8       152.1       225.9
  Waste management (after consolidation) ...       --         6.2        --          10.9
                                               --------  --------    --------    --------

                                               $  250.5  $  297.6    $1,059.4    $1,145.2
                                               ========  ========    ========    ========

Operating income
  Chemicals ................................   $   35.0  $   31.0    $  154.6    $  126.2
  Component products .......................        9.7      11.2        31.9        40.2
  Waste management (after consolidation) ...       --         (.3)       --          (1.8)
                                               --------  --------    --------    --------

    Total operating income .................       44.7      41.9       186.5       164.6

Equity in:
  Tremont Corporation ......................        4.4     (52.1)        7.4       (48.7)
  Waste Control Specialists (prior to
   consolidation) ..........................       (5.9)     --         (15.5)       (8.5)
Gain on:
  Disposal of business unit ................       --        --         330.2        --
  Reduction in interest in CompX ...........       --        --          67.9        --
General corporate items, net:
  Interest and dividend income .............       12.0      10.8        54.9        43.0
  Securities transactions ..................       --          .1         8.0          .8
  Expenses, net ............................       (8.3)     (7.1)      (58.0)      (24.1)
Interest expense ...........................      (19.3)    (17.6)      (91.2)      (72.0)
                                               --------  --------    --------    --------

    Income (loss) before income taxes ......       27.6     (24.0)      490.2        55.1

Provision for income taxes (benefit) .......        7.3      (9.5)      192.2       (71.3)
Minority interest in after-tax earnings ....       10.2      10.5        72.2        79.0
                                               --------  --------    --------    --------

    Income (loss) from continuing operations       10.1     (25.0)      225.8        47.4

Discontinued operations ....................       --        --          --           2.0

Extraordinary item .........................       (3.5)     --          (6.2)       --
                                               --------  --------    --------    --------

    Net income (loss) ......................   $    6.6  $  (25.0)   $  219.6    $   49.4
                                               ========  ========    ========    ========

                          VALHI, INC. AND SUBSIDIARIES

                                   (Unaudited)

                    (In millions, except earnings per share)


                                                 Three months ended       Years ended
                                                    December 31,          December 31,
                                                 -----------------       --------------
                                                  1998      1999        1998        1999
                                                  ----      ----        ----        ----
Basic earnings per common share
  Continuing operations ....................   $    .09  $   (.22)   $   1.96    $    .41
  Discontinued operations ..................       --        --          --           .02
  Extraordinary item .......................       (.03)     --          (.05)       --
                                               --------  --------    --------    --------

    Net income (loss) ......................   $    .06  $   (.22)   $   1.91    $    .43
                                               ========  ========    ========    ========

Diluted earnings per common share
  Continuing operations ....................   $    .09  $   (.22)   $   1.94    $    .41
  Discontinued operations ..................       --        --          --           .02
  Extraordinary item .......................       (.03)     --          (.05)       --
                                               --------  --------    --------    --------

    Net income (loss) ......................   $    .06  $   (.22)   $   1.89    $    .43
                                               ========  ========    ========    ========

Shares used in calculation of
 per share amounts
  Basic earnings ...........................      115.0     115.1       115.0       115.0
                                               ========  ========    ========    ========

  Diluted earnings .........................      116.2     115.1       116.1       116.2
                                               ========  ========    ========    ========